EXHIBIT 99.1

NEWS RELEASE
For Release: Monday, February 4, 2008, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FOURTH QUARTER RESULTS;

NET REVENUE INCREASES 25% TO RECORD $14.4 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter ended December 31, 2007. Highlights of the fourth quarter and other recent events include:

•	Achieved record net revenue of $14.4 million, up 25% from $11.5 million in the fourth quarter of 2006.
•	Achieved net income of $519,000, or $0.03 per diluted share, compared to net income of $90,000 in the fourth quarter of 2006.
•	Achieved positive cash flow of $853,000, the fifth consecutive quarter of positive cash flow.
•

Received regulatory clearance for three new products -- the low profile Pronto® LP extraction catheter, the international QXT™ extraction catheter, and the Vari-Lase® WireFiber™ endovenous laser fiber.

•	Re-affirmed annual revenue guidance and increased adjusted earning guidance for 2008.

Commenting on the results, Vascular Solutions Chief Executive Officer Howard Root said: “The fourth quarter was an excellent continuation of the progress we’ve made to build a sustainable, profitable medical device company. Our focus on a multiple product portfolio with rapid product development and innovation is resulting in consistent growth. Through several new product launches and further improvement in the performance of our sales force, we expect to continue our 20% or greater quarterly sales growth through 2008 and for the foreseeable future.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $6.2 million during the fourth quarter, an increase of 14% over the fourth quarter of 2006. “Fourth quarter net sales of our D-Stat Dry continued to increase both sequentially and year-over-year, and will benefit in 2008 from a new contract with a large group purchasing organization that was signed in the fourth quarter,” commented Mr. Root. “D-Stat Flowable sales substantially increased in the fourth quarter due to continued expansion in its use as a pocket protector in pacemaker and ICD implants, resulting in its first $1 million sales quarter. Looking forward, in the first quarter of 2008 we are launching two new versions of our Dry that were approved in the fourth quarter to further drive sales growth of hemostat products,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto V3 extraction catheter) were $2.9 million in the fourth quarter, an increase of 22% over the fourth quarter of 2006. “In the fourth quarter we expanded the launch of our 035 larger version of the Pronto catheter, with excellent clinical success,” commented Mr. Root. “In late December we received 510(k) clearance for the launch of our new low profile, or LP, version of the Pronto in the U.S., and in early January we received CE mark clearance to launch our new low cost QXT extraction catheter in international markets,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $2.7 million in the fourth quarter, an increase of 27% over the fourth quarter of 2006. “The clinical response to the Bright Tip™ version of the Vari-Lase fiber continues to be excellent, with now over 15,000 Bright Tip fibers sold since it was launched in April 2007 with no reports of recannalizations,” commented Mr. Root. “On the litigation side, in January the Court ruled in our favor on the contempt motion that Diomed raised six months ago concerning continued sales of our Vari-lase consoles for use with our Bright Tip fibers. With this decision, the Court has now confirmed that we are able to continue selling our full range of Vari-Lase products unimpeded by the jury’s verdict concerning U.S. sales of our since-discontinued bare-tipped fibers. We also have completed our appeal of the Diomed verdict, with an oral argument expected to be heard in the second quarter. Concerning the separate VNUS Medical patent litigation with Diomed and AngioDynamics as co-defendants, the trial has now been set to commence on June 23, 2008 and last approximately 4 weeks. In January we received 510(k) clearance for our new WireFiber laser fiber and last week performed a successful initial clinical evaluation. We continue to believe in the validity of our defenses to the VNUS litigation and our ability to react to the range of outcomes possible in any litigation,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $892,000 in the fourth quarter, an increase of 77% over the fourth quarter of 2006. “In the fourth quarter we benefited from increased sales of the Guardian hemostasis valve that we launched in July. Looking forward, we have two new specialty versions of introducer sheaths that we recently launched at our national sales meeting and a new guidewire that we expect to launch in the beginning of the second quarter to drive 2008 growth in access products sales,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheters and Skyway® support catheters), were $881,000 in the fourth quarter of 2007, an increase of $4,000 over the fourth quarter of 2006, and an increase of 20% sequentially from the third quarter. “With our major R&D work in vein products completed in 2007, we are now devoting additional effort to developing new and improved specialty catheters in 2008,” commented Mr. Root. “In January we began an expanded launch of our Gopher catheter, and by the end of the first quarter we expect to launch our new Gandras catheter for pelvic artery catheterizations to drive 2008 sales growth of specialty catheters,” Mr. Root added.

Overall gross margin across all product lines was 67.4% in the fourth quarter of 2007, slightly below expectations due to increased sales of vein products and a slight increase from 67.0% gross margin in the fourth quarter of 2006. Based on projected selling mix across products, overall gross margin on product sales for the first quarter of 2008 is expected to increase to approximately 68.0%.

Net income for the fourth quarter was $519,000 or $0.03 per share, compared to net income of $90,000 or $0.01 per share in the fourth quarter of 2006. During the fourth quarter of 2007 the company expensed $36,000 in estimated expenses relating to the Diomed judgment, $10,000 in thrombin qualification expenses and $381,000 of stock-based compensation expense. As adjusted (excluding the Diomed judgment expenses, thrombin qualification expenses and stock-based compensation expense, and assuming a fully-taxed rate of 39%) net income was $649,000 or $0.04 per fully diluted share in the fourth quarter of 2007, increasing from adjusted net income of $430,000 or $0.03 per fully diluted share in the fourth quarter of 2006. During the fourth quarter of 2007 the company incurred approximately $500,000 in legal expenses, primarily related to the preparation for the trial with VNUS Medical, the litigation with Marine Polymer Technologies that is scheduled for trial on March 10, 2008 and the appeal of the verdict in the litigation with Diomed.

Regarding future revenue and income guidance, net revenue for the first quarter is expected to be between $14.5 million and $14.8 million, an increase of approximately 20% over the first quarter of 2007. Corresponding adjusted net income in the first quarter is expected to be between $0.04 and $0.06, reflecting a continued high level of expenses related to litigation. For 2008, the company is reiterating its guidance for net revenue of between $61 million and $64 million and is increasing its guidance for adjusted net earnings per share of between $0.25 and $0.33. “We are very pleased with our results in the fourth quarter, and we continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us to achieve our next long term milestone, which is $100 million in annualized revenue in 2010. We believe that our future growth will benefit from several new products for significant market opportunities that we expect to launch in 2008,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of the company’s web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Monday, February 18, 2008 by dialing 1-800-642-1687 and entering conference ID # 30603985. A recording of the call will also be archived on the company’s web site, www.vascularsolutions.com until Monday, February 18, 2008. During the conference call the company may answer one or more questions concerning business and financial developments and trends, the company’s view on earnings forecasts and new product development and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(note)
Revenue:
Product revenue	$13,797	$11,492	$51,414	$43,310
License and collaboration revenue	559	—	1,450	—
Total revenue	14,356	11,492	52,864	43,310

Product costs and operating expenses:
Cost of goods sold (1)	4,497	3,789	17,002	14,231
Collaboration expenses	327	—	685	—
Research and development (1)	1,482	1,263	5,481	4,578
Clinical and regulatory (1)	844	599	3,168	2,493
Sales and marketing (1)	5,153	4,403	19,603	17,097
General and administrative (1)	1,463	886	5,304	3,716
Litigation	36	—	5,800	—
Thrombin qualification	10	435	147	2,802
Amortization of purchased technology	—	—	—	72

Operating income (loss)	544	117	(4,326)	(1,679)

Interest expense	(28)	(49)	(148)	(206)
Interest income	120	22	444	99
Income (loss) before tax	$636	$90	$(4,030)	$(1,786)

Income taxes	117	—	276	—
Net income (loss)	$519	$90	$(4,306)	$(1,786)

Net income (loss) per share - basic	$0.03	$0.01	$(0.28)	$(0.12)
Weighted average shares used in calculating – basic	15,323	15,001	15,238	14,910
Net income (loss) per share - diluted	$0.03	$0.01	$(0.28)	$(0.12)
Weighted average shares used in calculating – diluted	15,740	15,559	15,238	14,910

(1) Includes stock-based compensation charges of:
Costs of goods sold	$49	$20	$154	$122
Research and development	11	21	164	174
Clinical and regulatory	36	16	102	89
Sales and marketing	128	54	422	362
General and administrative	157	70	615	341
	$381	$181	$1,457	$1,088

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$5,286	$2,557
Restricted cash	5,473	—
Accounts receivable, net	7,363	6,524
Inventories	8,307	7,232
Prepaid expenses	810	792
Total current assets	27,239	17,105
Property and equipment, net	3,846	3,669
Intangible assets, net	193	193
Total assets	$31,278	$20,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$12,709	$5,633

Total long-term liabilities	5,744	867

Shareholders’ equity:
Total shareholders’ equity	12,825	14,467
Total liabilities and shareholders’ equity	$31,278	$20,967

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin, litigation and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate.

On October 18, 2004, the company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the company’s hemostatic products. The company has incurred approximately $4.8 million of operating expenses, $1.0 million of capital equipment purchases and $1.3 million of inventory purchases under this thrombin qualification project through December 31, 2007. The company does not expect to incur any additional operating expenses under this thrombin qualification project. Management believes that although the qualification expenses were a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4,100,000 with respect to Vascular Solutions’ activities. The company has filed for an appeal on the verdict. Through the quarter ended December 31, 2007 the company has expensed $5,800,000 as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11, 2007 and pre-judgment interest. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expenses from adjusted net income.

Beginning January 1, 2006 the company has been recognizing stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. The company incurred stock-based compensation expense of $1,457,000 in 2007.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation and thrombin qualification expenses, as well as, the related thrombin inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the company’s performance over different periods, particularly when comparing this period to periods in which the company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the company’s underlying business. Management encourages investors to review the company’s net income prepared in accordance with GAAP to understand the company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat Dry hemostatic bandage used for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, costs and unpredictable verdicts in pending litigation with Marine Polymer Technologies and with VNUS Medical, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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